EXHIBIT 23.2

CONSENT OF KPMG LLP

The Board of Directors and Stockholders

AmerUs Group Co.

      We consent to incorporation by reference in the Registration Statement Nos. 333-20905, 333-20907, 333-32201, 333-32203, 333-40065, 333-63895, 333-72237, 333-91493, 333-50030 and 333-101961 on Forms S-8 and Registration Statement Nos. 333-50249, 333-72643, 333-88794 and 333-103347 on Forms S-3 of our reports dated February 5, 2001, relating to the consolidated balance sheet of AmerUs Group Co. and subsidiaries as of December 31, 2000, and related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows and related schedules for the year ended December 31, 2000, which appears in the December 31, 2002 annual report on Form 10-K of AmerUs Group Co.

Des Moines, Iowa

March 14, 2003